Exhibit 10.12

Summary Description of the Compensation of
Non-Employee Directors of TETRA Technologies, Inc.
On February 26, 2009, the Board of Directors, as part of the Company’s current efforts to reduce costs and expenses, approved a 20% reduction of the monthly cash retainers and meeting fees paid to directors who are not officers or employees of TETRA Technologies, Inc. (Non-Employee Directors), to be effective as of March 1, 2009. Directors who are also officers or employees of TETRA Technologies, Inc. (the Company) do not receive any compensation for duties performed as Directors.

Director Fees. Prior to March 1, 2009, each Non-Employee Director other than Ralph S. Cunningham, the Company’s Chairman of the Board, received the following cash compensation:

•	Monthly cash retainers of $2,500.

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Meeting fees of $1,500 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee and Reserves Committee receive meeting fees of $1,500 for each committee meeting attended. All meeting fees are payable on the date of the meeting.

Prior to March 1, 2009, Mr. Cunningham received a monthly cash retainer of $8,333 for serving as the Company’s Chairman of the Board. An additional annual cash retainer of $7,500 was paid to the chairmen of the Management and Compensation Committee, the Nominating and Corporate Governance Committee and the Reserves Committee. An additional annual cash retainer of $14,000 was paid to the chairman of the Audit Committee. All additional cash amounts were payable in quarterly installments.

Following the March 1, 2009 reduction in retainers and fees, each Non-Employee Director other than Ralph S. Cunningham will receive the following cash compensation:

•	Monthly cash retainers of $2,000.

•
Meeting fees of $1,200 for each Board meeting attended. In addition, members of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee and Reserves Committee will receive meeting fees of $1,200 for each committee meeting attended. All meeting fees are payable on the date of the meeting.

After March 1, 2009, Mr. Cunningham will receive a monthly cash retainer of $6,667. Mr. Cunningham receives no additional compensation for attending meetings of the committees or the board. An additional annual cash retainer of $6,000 is paid to the chairmen of the Management and Compensation Committee, the Nominating and Corporate Governance Committee and the Reserves Committee. An additional annual cash retainer of $11,200 is paid to the chairman of the Audit Committee. All additional cash retainer amounts are payable in quarterly installments.

Equity Compensation. Commencing in January of 2008, each Non-Employee Director, including Mr. Cunningham, received an additional $8,333 per month in cash, in lieu of a portion of the annual award of equity received in prior years. On May 20, 2008, in conjunction with broad-based awards made to eligible employees of the Company and in accordance with the procedures of the Management and Compensation Committee, each Non-Employee Director, including Mr. Cunningham, received an award of 4,740 shares of restricted stock with an aggregate grant date fair market value of $100,014. One-quarter of the shares of restricted stock so awarded vested on June 1, 2008, and the remaining shares vested in equal portions on September 1 and December 1, 2008, and March 1, 2009. Accordingly, effective June 1, 2008, the additional monthly cash payment of $8,333 was discontinued. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-Employee Director on an annual basis, to be awarded on or about May 20 of each year. However, for 2009, the Board has discussed the possibility of paying a portion of this value in the form of cash, if it deems that a sufficient number of shares of restricted stock are not available to be used at that time.

    Reimbursement of Expenses. All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board and committees (including travel expenses of spouses if they are invited by the Company). Additionally, Non-Employee Directors traveling from out of state to Board or committee meetings receive a $750 travel stipend.